Exhibit 99.1

[IMPERIA MASONRY SUPPLY CORP LOGO]

          IMPERIA MASONRY SUPPLY CORP. NAMES DAVID RAYMES AS PRESIDENT

              TO LEAD GROWTH AND MID-ATLANTIC EXPANSION INITIATIVES

Pelham Manor, NY -- January 24, 2011 -- Imperia Masonry Supply Corp. (IMSC), a leading regional manufacturer and distributor of concrete & architectural block and premier supplier of stone and a broad array of masonry products, today announced David C. Raymes as president. In addition, Mr. Raymes has been named to the Board of Directors for Imperia Masonry Supply Corp, increasing its total members to four.

In his role as president, Mr. Raymes will facilitate expansion initiatives for Imperia Masonry Supply throughout the mid-Atlantic region. Moreover, he will implement and manage the use of innovative technology to increase operational efficiencies and create growth opportunities at Imperia Masonry Supply.

Mr. Raymes has more than 25 years of executive management, leadership and entrepreneurial experience within a range of industries including industrial and construction, engineering, environmental, information technology and publishing.

Prior to joining Imperia Masonry Supply, Mr. Raymes was vice president of Kleinfelder, an international science and engineering consulting firm. Most recently, he was responsible for developing and managing the firm's environmental liability transfer practice, playing a leadership role in the Marcellus Shale Oil & Gas practice, developing strategic partnerships as well as identifying and executing on strategic acquisitions for the firm.

Prior to that, Mr. Raymes was regional manager of Marin Environmental, a consulting firm specializing in water resources, site investigation, remediation and facility compliance. Additionally, Mr. Raymes founded AptusNet, Inc., a web-based enterprise asset management (EAM) plaform for large industrial companies and was co-founder of Environment News Magazines, Inc. and its two e-commerce businesses.

Mr. Raymes was awarded a Bachelor of Science in Geophysical Engineering from the Colorado School of Mines.

ABOUT IMPERIA MASONRY SUPPLY CORP.

Imperia Masonry Supply Corp., (www.imperiamasonry.com) is a leading regional manufacturer and distributor of concrete and architectural block and premier supplier of stone and a broad array of masonry products. For more than 80 years, customers have included commercial development professionals and homeowners. Founded in 1927 as a family-owned business, Imperia Masonry Supply has grown into a leading masonry supply company with decades of experience providing superior products, customer service and guidance to the firms' commercial and residential customer base.

Imperia Masonry Supply's block and building materials have been supplied to some of the most well-known commercial projects in the Tri-State area including The World Trade Center, Citi Field, West Point, George Washington Bridge, Trump Tower, Co-Op City, Guggenheim Museum, UBS Building (CT) and numerous universities, schools, parks and hospitals.
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Imperia Masonry Supply Corp. is a division of Masonry Supply Holding Corp., a wholly-owned subsidiary of Amincor, Inc. To learn more about Imperia Masonry Supply, click here.


Media Contact:

For Amincor, Inc.

Kiersten Williams
Williams Consulting Public Relations
+1-212-521-4087
kwilliams@williams-consult.com

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